EXHIBIT 3.1


                          MERCURY WASTE SOLUTIONS, INC.

                          CERTIFICATE OF DESIGNATION OF
                      SERIES A CONVERTIBLE PREFERRED STOCK

         Pursuant to Section 401(3)(b) of the Business Corporation Act of the State of Minnesota, Mercury Waste Solutions, Inc. (the "Company"), a corporation organized and existing under the Business Corporation Act of the State of Minnesota, DOES HEREBY CERTIFY:

         That pursuant to the authority conferred upon the Board of Directors of the Company by the Articles of Incorporation of the Company, and in accordance with the provisions of Section 401(3)(a) of the Business Corporation Act of the State of Minnesota, the Board of Directors of the Company as of August 7, 2000, adopted the following resolution creating a series of preferred stock designated as Series A Convertible Preferred Stock:

         RESOLVED: That pursuant to the authority vested in the Board of Directors of the Company in accordance with the provisions of its Articles of Incorporation, as amended, a series of preferred stock, $.01 par value, to be titled the Series A Convertible Preferred Stock (the "Preferred Shares") of the Company is hereby created and designated. The number of shares of Preferred Shares shall be 600 shares. The voting powers, preferences and relative, participating, optional and other special rights of the Preferred Shares, and the qualifications, limitations and restrictions thereof, are as follows:

1. Designation. The series of preferred stock established hereby shall be designated the Series A Convertible Preferred Stock (and shall be referred to herein as the "Preferred Shares") and the authorized number of Preferred Shares shall be 600.

2. Voting Rights. Except as otherwise provided by law or pursuant to Section 6(c) hereof, the holders of Preferred Shares shall have no voting rights and their consent shall not be required (except to the extent required by law) for taking any corporate action.

3. Dividends.

         (a) Dividend Terms. The holders of Preferred Shares shall be entitled to receive out of funds legally available for such purpose, monthly cumulative dividends paid in arrears at the rate of 12% of the Liquidation Value per annum per share payable in cash. The first payment shall occur on the first business day of the month following the date of the issuance of the Preferred Shares and on the first business day of every month thereafter. Such dividends shall accrue from day to day and shall be payable before any dividends on any shares of Common Stock shall be declared or paid or set apart for payment, and shall be cumulative, so


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that if at any time dividends on the outstanding Preferred Shares at such rate have not been paid thereon, or funds set apart for the payment thereof, with respect to all preceding dividend periods, the amount of such deficiency shall be fully paid, or set apart for payment, before any distribution by way of dividend or otherwise shall be declared or paid upon, or set apart for, the shares of Common Stock or any other class of shares of the Company ranking junior to the Preferred Shares with respect to the payment of dividends or upon liquidation, dissolution or winding up of the Company.

         (b) Dividend Preferences. In no event shall any dividend be paid or declared, other than dividends paid solely in shares of Common Stock, on the Common Stock or any other class of shares of the Company ranking junior to the Preferred Shares, nor shall any distribution be made on the Common Stock or any other class of shares of the Company ranking junior to the Preferred Shares, nor shall any Common Stock or any other class of shares of the Company ranking junior to the Preferred Shares, be purchased, redeemed or otherwise acquired by the Company for value, unless all dividends on the Preferred Shares for all past dividend periods and for the then current dividend period shall have been paid or declared and a sum sufficient for the payment thereof set apart for payment. In the event that the Company thereafter declares or pays any dividends upon the Common Stock (whether payable in cash, securities or other property), other than dividends payable solely in shares of Common Stock, the Company shall also declare and pay to the holders of the Preferred Shares at the same time that it declares and pays such dividends to the holders of the Common Stock, the dividends which would have been declared and paid with respect to the Common Stock issuable upon conversion of the Preferred Shares had all of the outstanding Preferred Shares been converted immediately prior to the record date for such dividend, or if no record date is fixed, the date as of which the record holders of Common Stock entitled to such dividends are to be determined.

         (c) Stock Split, Stock Dividend, Recapitalization, etc. If the Company, at any time while any Preferred Shares are outstanding, (a) shall pay a stock dividend or otherwise make a distribution or distributions payable in shares of its capital stock (whether payable in shares of its Common Stock or of capital stock of any class), (b) subdivide outstanding shares of Common Stock into a larger number of shares, (c) combine outstanding shares of Common Stock into a smaller number of shares, or (d) issue by reclassification of shares of Common Stock any shares of capital stock of the Company, the number of issued and outstanding Preferred Shares, the Maximum Conversion Price designated in Section 5(d) and the Maximum Common Stock issuance designated in Section 5(e) shall be appropriately adjusted in proportion to the change in the outstanding shares of Common Stock. Any adjustment made pursuant to this Section shall become effective immediately after the record date for the determination of shareholders entitled to receive such dividend or distribution and shall become effective immediately after the effective date in the case of a subdivision, combination or reclassification.

4. Liquidation Right and Preference. In the event of the liquidation, dissolution or winding up of the Company, whether voluntary or involuntary, the holders of Preferred Shares


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shall be entitled to receive in cash, out of the assets of the Company, an amount equal to $1,000 per share (the "Liquidation Value") for each outstanding Preferred Share (appropriately adjusted to reflect stock splits, stock dividends, reorganizations, consolidations and similar changes hereafter effected) plus all accumulated but unpaid dividends, before any payment shall be made or any assets distributed to the holders of Common Stock or any other class of shares of the Company ranking junior to Preferred Shares. If, upon any liquidation, dissolution or winding up of the Company, the assets of the Company are insufficient to pay such $1,000 per share, plus all accumulated but unpaid dividends, the holders of such Preferred Shares shall share pro rata with pari passu securities issued by the Company in any such distribution in proportion to the full amounts to which they would otherwise be respectively entitled. For purposes of this joint distribution of assets to the holders of Common Stock and the holders of Preferred Shares, the holders of Preferred Shares should be regarded as owning that number of Common Stock into which the Preferred Shares would then be convertible.

5. Conversion Rights.

         (a) Optional Conversion. Each Preferred Share shall be convertible at the option of the holder thereof into Common Stock of the Company at any time following the earlier of (a) the consummation of a third party tender offer for the Company's Common Stock, or (b) six months from the date of issuance of the Preferred Shares in accordance with the terms hereof.

         (b) Conversion Mechanics. In order to exercise the conversion privilege, a holder of Preferred Shares shall 1) notify the Company via facsimile of such holder's intent to convert a specified portion of such shares (the "Conversion Notice" and the date of such notice, the "Conversion Notice Date") and 2) send via express mail on the Conversion Notice Date to the Company at its principal office the certificate evidencing the Preferred Shares being converted, duly endorsed to the Company and accompanied by written notice to the Company that the holder elects to convert a specified portion or all of such shares. Preferred Shares converted at the option of the holder shall be deemed to have been converted on the day of receipt by the Company of the certificate representing such shares for conversion in accordance with the foregoing provisions (the "Conversion Date"), and at such time the rights of the holder of such Preferred Shares other than the right to receive shares of Common Stock upon conversion of the Preferred Shares pursuant to the terms hereof, as such holder, shall cease and such holder shall be treated for all purposes as the record holder of Common Stock issuable upon conversion. As promptly as practicable on or after the Conversion Date, but in any event within three (3) business days, the Company shall issue and mail or deliver to such holder a certificate or certificates for the number of Common Stock issuable upon conversion, computed to the nearest full share, and a certificate or certificates for the balance of Preferred Shares surrendered, if any, not so converted into Common Stock.

         (c) Automatic Conversion. Subject to Section 5(a) hereof, Preferred Shares, and any accrued but unpaid Dividends, shall be automatically converted into Common Stock thirty-six (36) months after issuance of such shares at the Conversion Price (as defined herein).


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         (d) Conversion Price and Adjustments. The number of shares of Common
Stock issuable in exchange for Preferred Shares upon either optional or automatic conversion shall be equal to the Liquidation Value of the Preferred Shares being converted divided by the conversion price then in effect (the "Conversion Price"). The Conversion Price on any Conversion Date shall equal 75% of the average of the consecutive closing bid prices of the Company's Common Stock as reported by Bloomberg, L.P., or if Bloomberg, L.P. is not reporting such information, any other reporting firm mutually acceptable to the holder of Preferred Shares being converted and the Company, over the 20 trading days prior to the Conversion Notice Date; provided, however, that the Conversion Price shall not exceed $1.82 (the "Maximum Conversion Price").

         (e) Maximum Common Stock Issuance. The Company may not issue more than 696,000 shares of Common Stock (the "Maximum Common Stock Issuance") at the Conversion Price upon conversion of the Preferred Shares unless the Company receives shareholder approval from the holders of the Company's Common Stock.

         (f) Inability to Fully Convert. If, upon the Company's receipt of a Conversion Notice, the Company cannot issue shares of Common Stock in satisfaction of such Conversion Notice because (i) the Company has issued the Maximum Common Stock Issuance and has not received the approval of the holders of the Company's Common Stock pursuant to Section 5(e) hereof or (ii) the Company is otherwise prohibited by applicable law or by the rules or regulations of any stock exchange, interdealer quotation system or other self-regulatory organization with jurisdiction over the Company or its securities, including without limitation NASDAQ from issuing all of the Common Stock which is to be issued to a holder of Preferred Shares pursuant to a Conversion Notice at the Conversion Price, then the Company shall issue as many shares of Common Stock as it is able to issue in accordance with such holder's Conversion Notice and pursuant to Section 5(e) above and, with respect to the unconverted Preferred Shares, the Company will create and issue Series B Convertible Preferred Stock ("Series B Convertible Preferred Stock") in an amount equal to (a) the difference of (i) the number of shares of Common Stock that would have been issued at the Conversion Price, and (ii) the number of shares of Common Stock issued pursuant to Section 5(d) above multiplied by (b) the Conversion Date Price.

6. Other Terms of Series A Convertible Preferred Shares.

         (a) Merger, Consolidation, Exchange. In case of any reclassification of the Common Stock, any consolidation or merger of the Company with or into another person, the sale or transfer of all or substantially all of the assets of the Company or any compulsory share exchange pursuant to which the Common Stock is converted into other securities, cash or property, the holders of the Preferred Shares then outstanding shall have the right thereafter to convert such shares only into the shares of stock and other securities and property receivable upon or deemed to be held by holders of Common Stock following such reclassification, consolidation, merger, sale, transfer or share exchange, and the holders of the Preferred Shares shall be entitled upon


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such event to receive such amount of securities or property as the shares of the
Common Stock of the Company into which such shares of Preferred Shares could have been converted immediately prior to such reclassification, consolidation, merger, sale, transfer or share exchange would have been entitled.

         (b) Notice of Certain Events. This provision shall similarly apply to successive reclassifications, consolidations, mergers, sales, transfers or share exchanges. If:

                  i. the Company shall declare a dividend (or any other distribution) on its Common Stock; or

                  ii. the Company shall declare a special nonrecurring cash dividend on or a redemption of its Common Stock; or

                  iii. the Company shall authorize the granting to all holders of the Common Stock rights or warrants to subscribe for or purchase any shares of capital stock of any class or of any rights; or

                  iv. the approval of any shareholders of the Company shall be required in connection with any reclassification of the Common Stock of the Company (other than a subdivision or combination of the outstanding shares of Common Stock), any consolidation or merger to which the Company is a party, any sale or transfer of all of substantially all of the assets of the Company, or any compulsory share exchange whereby the Common Stock is converted into other securities, cash or property; or

                  v. the Company shall authorize the voluntary or involuntary dissolution, liquidation or winding-up of the affairs of the Company;

then the Company shall mail to the holders of Preferred Shares at their last addresses as shall appear upon the stock books of the Company, at least 10 calendar days prior to the applicable record or effective date hereinafter specified, a notice stating (x) the date on which a record is to be taken for the purpose of such dividend, distribution, redemption, rights or warrants, or if a record is not to be taken, the date as of which the holders of Common Stock of record to be entitled to such dividend, distributions, redemption, rights or warrants are to be determined, or (y) the date of which such reclassification, consolidation, merger, sale, transfer, share exchange, dissolution, liquidation or winding-up is expected to become effective, and the date as of which it is expected that holders of Common Stock for securities or other property deliverable upon such reclassification, consolidation, merger, sale, transfer, share exchange, dissolution, liquidation or winding-up; provided, however, that the failure to mail such notice or any defect therein or in the mailing thereof shall not affect the validity of the corporate action required to be specified in such notice.

         (c) Special Voting Rights. Without the affirmative vote of the holders (acting together as a class) of at least seventy-five percent of the Preferred Shares at the time outstanding given in person or by proxy at any annual meeting, or at such special meeting


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called for that purpose and/or other purposes, or, if permitted by law, in writing without a meeting, the Company shall not alter or amend the rights or preferences of Preferred Shares as stated in this Certificate of Designation.

         IN WITNESS WHEREOF, Mercury Waste Solutions, Inc. has caused this Certificate to be duly executed in its corporate name on this 11th day of August, 2000.



                               MERCURY WASTE SOLUTIONS, INC.


                               By:    /s/ Brad J. Buscher
                                  -----------------------

                                       Brad J. Buscher
                               Its:    Chairman and Chief Executive Officer


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